Exhibit 99-1

ZILA, INC	NEWS

5227 N. 7th Street Phoenix, Arizona 85014 (602) 266-6700 Fax (602) 234-2264 www.zila.com

For Immediate Release: 5/5/03	Contact: Doug Burkett, Ph.D. 602-266-6700

Zila Nutraceuticals to Expand Ester-C Capacity
Sales of Patented Vitamin C Product Continue to Soar

PHOENIX, AZ — May 5, 2003 —Zila, Inc. (NasdaqNM:ZILA) reported today that it intends to expand capacity for production of Ester-C®, its patented, science-based Vitamin C that continues on a record sales pace.

Zila said that Ester-C®, which is sold as a bulk ingredient to vitamin manufacturers and marketers, is driving strong revenue growth for Zila Nutraceuticals. Through the first nine months of Zila’s 2003 fiscal year, net sales for the Nutraceuticals division have surpassed the $19.6 million the division generated during all of last fiscal year, which ended July 31, 2002.

“Achieving this milestone has required some remarkable teamwork,” stated Ron Fugate, VP and General Manager of Zila Nutraceuticals. “Our employees have worked weekends and long hours to meet this increased demand.”

Fugate said that the decision to expand production capacity is based on expectations that Ester-C® sales will continue to grow. He said the initial expansion will substantially increase Ester-C® production capacity at the company’s Prescott, Arizona, facility and will be completed by late June at a cost of approximately $200,000. An additional expansion may occur in fiscal year 2004 based on future demand.

“Our consumer marketing and novel business model have created tremendous momentum for our Ester-C® brand, which is driving our performance,” Fugate added. He attributes the growing success of Ester-C® to four factors:

•	Differentiated product — Ester-C® is a patented, science-based vitamin C formulation that contains metabolites. These metabolites help Ester-C® work differently than traditional vitamin C.

•	Consumer advertising – national radio, network and cable TV advertising of the Ester-C® brand and its benefits are driving new consumers to try Ester-C®.

•	Business model – Zila Nutraceuticals sells Ester-C® to over 200 supplement manufacturers and marketers, who in turn distribute Ester-C® under their own brand umbrellas, providing extraordinarily broad retail presence.

•	Science – clinical studies comparing Ester-C® to conventional vitamin C provide claim support and opportunities to expand and strengthen the patent portfolio for Ester-C®.

Fugate said Zila plans to launch a new “Ester” vitamin product during fiscal 2004, capitalizing on all the elements that are driving Ester-C®’s growth and success.

About Zila

Zila, Inc., headquartered in Phoenix, is an international provider of healthcare and biotechnology products for dental/medical professionals and consumers. Zila has three business units:

•	Zila Biotechnology, a research, development and licensing business specializing in pre-cancer/cancer detection through its patented Zila® Tolonium Chloride and OraTest® technologies.

•	Zila Pharmaceuticals, “The Oral Soft Tissue Experts” marketing ViziLite™ oral examination kits, Zilactin® OTC oral care products, and Peridex® prescription periodontal rinse.

•	Zila Nutraceuticals, manufacturer and marketer of Ester-C®, a branded, superior efficacy nutrition product.

For more information about Zila, visit www.zila.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs, including the future operating performance of Zila Nutraceuticals, expanding and strengthening the patent portfolio for Ester-C® and future development of new “Ester” vitamin products. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Form 10-K and 10-K/A for its fiscal year ended July 31, 2002, and its Form 10-Q for the quarter ended January 31, 2003, filed with the Securities and Exchange Commission.